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Exhibit 23.2

Independent Auditors' Consent

The Board of Directors
FairPoint Communications, Inc.:

We consent to the use of our report dated February 19, 2003 except as to the fourth paragraph of Note 3 which is as of May 9, 2003 and Note 19 which is as of March 6, 2003, with respect to the consolidated balance sheets of FairPoint Communications, Inc. and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2002 included herein, our report dated February 19, 2003 with respect to the related consolidated financial statement Schedule II included herein and to the references to our firm under the heading "Experts"and "Selected Financial Data" in the prospectus. Our reports refer to the Company's adoption of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derviative Instruments and Hedging Activities, as amended by SFAS No. 138, on January 1, 2001, and to the Company's adoption of SFAS No. 142, Business Combinations, as required for goodwill and intangible assets effective January 1, 2002.

(signed) KPMG LLP

Omaha, Nebraska
July 18, 2003

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  Exhibit 23.2
Independent Auditors' Consent